EXHIBIT 99.1

NEWS RELEASE

Contact:	Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2012 SECOND-QUARTER RESULTS

MONROE, MI.   November 30, 2011—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal second quarter ended October 29, 2011.

Fiscal 2012 second quarter:

•	Sales for the second quarter increased 5.0% compared with the fiscal 2011 second quarter;
•	Same-store written sales for the 309 La-Z-Boy Furniture Galleries® store network increased 9.2%;
•
Delivered sales in the company-owned retail segment increased 34.3% and the segment’s operating margin improved to (5.1%) from (11.1%) in last year’s second quarter.  The delivered sales increase of the core 68 stores, included in last year’s second quarter, was 5.9%;

•	Consolidated operating income more than doubled to $12.2 million from $5.3 million in the fiscal 2011 second quarter;
•	Diluted earnings per share attributable to La-Z-Boy Incorporated was $0.15 versus $0.07 in last year’s second quarter; and
•	The company generated cash from operations of $14.5 million during the quarter.

Sales for the second quarter were $307.7 million, up 5.0% compared with the prior year’s second quarter.  The company reported net income attributable to La-Z-Boy Incorporated of $7.9 million, or $0.15 per diluted share compared with $3.9 million, or $0.07 per diluted share in the fiscal 2011 second quarter.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “While macroeconomic headwinds continue to prevail, we are encouraged by our results and believe we are gaining market share, particularly in our upholstery segment.  For the quarter, we experienced a sales increase in our upholstery and retail segments, improved our overall gross margin, increased same-store sales for the La-Z-Boy Furniture Galleries® store network and recorded the 11th consecutive quarterly improvement in the operating performance of our retail segment compared with the prior year.  We also more than doubled our consolidated operating profit compared with last year’s second quarter.  The success of our marketing campaign, strong product values and our lean operating platform are driving the company’s performance and we believe we have the ability to continue to strengthen our results as our volume grows.”

Wholesale Segments

For the fiscal 2012 second quarter, sales in the company’s upholstery segment increased 7.3% to $241.4 million from $224.9 million in the prior year’s second quarter.  The operating margin for the quarter was 8.7% compared with 7.6% in last year’s comparable quarter.  In the casegoods segment, sales for the fiscal 2012 second quarter were $35.9 million, down 9.0% from $39.5 million in the fiscal 2011 second quarter, but the segment’s operating margin improved to 5.5% compared with 3.5% the year before.

Darrow commented, “We were pleased with the performance of our upholstery segment during the quarter, particularly in terms of our ability to make an incrementally larger profit on the additional volume.  Our cellular operating platform provides for efficient production and our Mexico-based cut-and-sew center is delivering the cost savings we anticipated.  We also believe our “Live life comfortably” campaign, featuring Brooke Shields, is continuing to drive a more qualified consumer to our stores and dealer base, although the added spend for advertising this quarter impacted our operating margin as did higher raw material costs.  Going forward, we believe the lean cost structure across all three companies within the upholstery segment, stylish and up-to-date product, and expansion plans for the La-Z-Boy Furniture Galleries® store system position us well for the future.”

Darrow continued, “On the casegoods side of the business, although our volume declined 9.0% compared with last year’s second quarter, the segment posted a solid operating margin, reflecting a combination of cost-containment measures, improved product margins and the price increase we implemented during the first quarter to offset material costs.  While the wood furniture business remains more challenged than upholstery in this environment, we continue to refine our product assortment while maintaining our high level of service to position the segment for volume increases as consumers become more comfortable with larger ticket purchases.”

Retail Segment

For the quarter, retail delivered sales were $52.7 million, up 34.3% compared with the second quarter of last year.  The delivered sales increase for the core 68 stores included in last year’s second quarter was 5.9%. The additional sales increase was mainly associated with our February 2011 acquisition of the 15 stores in Southern California, formerly operated by a consolidated VIE.  The retail group continued to make progress in its operating performance, posting an operating loss of $2.7 million, with an operating margin of (5.1%) compared with an operating loss of $4.4 million, or an operating margin of (11.1%) in last year’s second quarter.

Darrow stated, “During the quarter, we increased our average ticket and close ratio through enhanced selling processes and ensuring we provide the consumer with a pleasant and professional shopping experience.  We also increased our gross margin by 3.5 percentage points through innovative merchandising strategies and assortments which are resonating with the consumer as they enjoy quality, on-trend product with a strong value proposition.  At the same time, we continued to reduce our operating losses through strong disciplines and a tight operating structure.  We are moving toward profitability in our retail operation and, once there, the contribution to our earnings from the blended wholesale/retail margin will be clearly evident.”

La-Z-Boy Furniture Galleries® Stores Network

System-wide, for the second quarter of fiscal 2012, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 9.2%.  For the calendar year through the end of October, same-store written sales were up 9.3%. Total written sales, which include new and closed stores, for the quarter, were up 10.5% and for the calendar year through the end of October, total written sales were up 9.8%.  At the end of the second quarter, the La-Z-Boy Furniture Galleries® store system was comprised of 309 stand-alone stores.

Balance Sheet and Cash Flow

During the quarter, the company generated $14.5 million in cash from operating activities and ended the quarter with $117.5 million in cash and $112.5 million of availability under its revolving line of credit.  At quarter end, La-Z-Boy’s debt-to-capitalization ratio was 6.8% compared with 11.6% at the end of last year’s second quarter and 8.8% at the end of the fiscal 2011 and its net cash position was $86.9 million at October 29, 2011 compared with $80.2 million at the end of fiscal 2011.  During the quarter, the company purchased 185,000 shares of stock in the open market under its existing authorized repurchase program.

Business Outlook

Darrow stated, “We expect the operating environment for the industry to remain challenging based on low consumer confidence levels, a depressed housing market and volatility in the financial markets.  Against that backdrop, however, we believe the strength of the La-Z-Boy brand, the success of our marketing campaign and the efficiencies of our various operating platforms position us well going forward, and are confident the company will be able to capitalize on an eventual improvement in the marketplace.  Importantly, we are continuing to execute against our strategic objectives and are investing in our business to deliver improved performance going forward.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Thursday, December 1, 2011, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of recovery from the recent economic recession or the emergence of a second wave of the recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions or product recalls; (i) restructuring actions; (j) changes in the domestic or international regulatory environment; (k) adoption of new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) fluctuations in our stock price; (o) information technology system failures; (p) effects of our brand awareness and marketing programs; (q) our ability to locate new La-Z-Boy Furniture Galleries® stores owners and negotiate favorable lease terms for new or existing locations; and (r) those matters discussed in Item 1A of our fiscal 2011 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods Group consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid. The company-owned retail segment includes 85 of the 309 La-Z-Boy Furniture Galleries® stores.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 309 stand-alone La-Z-Boy Furniture Galleries® stores and 545 independent Comfort Studios®, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.